Exhibit 2.4

Execution Version

STOCK PURCHASE AGREEMENT

between

CARLISLE INTERNATIONAL BV

and

CTP TRANSPORTATION PRODUCTS, LLC

dated as of

October 20, 2013

i

ii

INDEX TO EXHIBITS

Exhibit A       –       Deed of Transfer

i

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 20, 2013, is entered into between Carlisle International BV, a private company with limited liability, incorporated under the laws of the Netherlands (“BV Seller”), and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Carlisle Companies Incorporated, a Delaware corporation (the “Company”) and Buyer have simultaneously herewith entered into that certain Master Transaction Agreement (the “MTA”), which contemplates entry into four purchase agreements between Buyer and the appropriate Subsidiary of the Company, including this Agreement, to effect the sale of the Company’s Transportation Products Business to Buyer;

WHEREAS, BV Seller is an indirect, wholly owned Subsidiary of the Company and is engaged in the Transportation Products Business;

WHEREAS, BV Seller owns all of the issued and outstanding shares, each having a nominal value of EUR 450, (the “BV Shares”), in Carlisle Tire & Wheel Europe BV, a private company with limited liability incorporated under the laws of the Netherlands (“Carlisle BV”); and

WHEREAS, BV Seller wishes to sell to Buyer, and Buyer wishes to purchase from BV Seller, the BV Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Business” means the business engaged in by Carlisle BV which constitutes a portion of the Company’s Transportation Products Business.

“BV Closing Indebtedness” means that portion of the aggregate Closing Indebtedness relating to Carlisle BV.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Customs Duties” means any duties, fees or Taxes that attach upon entry into a country for entries of merchandise, whether or not such duties fees or Taxes have been paid, (i) with respect to the United States, pursuant to HTSUS or any other Law, including any such duties, fees and Taxes that are voluntarily tendered to a Governmental Authority and any monies paid to a Governmental Authority pursuant to 19 U.S.C. 1592(d); and (ii) with respect to any other country, pursuant to any applicable tariff schedules or Law of such country.

“Customs Laws” means any Law or administrative decision having the force of Law concerning the importation of merchandise.

“Employees” means those Persons, whether active or on leave of absence (including due to disability, but excluding employees that have been laid off or have been given notice of a lay-off and for which no recall from lay-off has been made), employed by Carlisle BV immediately prior to the BV Closing and engaged in the Transportation Products Business.

“Environmental Law” means any applicable Law or Governmental Order relating to pollution, contamination or the protection of the environment or natural resources, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the use, treatment, storage, labeling, release, processing, disposal, transport or handling of Hazardous Materials.

“Euro” or “EUR” means the Euro, the lawful currency of The Netherlands as of the date hereof.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas which is regulated by any Governmental Authority under any Environmental Law, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HTSUS” means the Harmonized Tariff Schedule of the United States.

“Knowledge of BV Seller” or “BV Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Schedule after reasonable inquiry.

“Notary” means Mr. P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in Amsterdam.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Transportation Products Business as conducted by Carlisle BV.

“Real Property” means all real property owned, leased or subleased by or to Carlisle BV, together with all buildings, structures, improvements and facilities located thereon.

“Release” means any releasing, spilling, leaking, pumping, injecting, disposing, dispersing, emitting, discharging, depositing, escaping, leaching, dumping of Hazardous Materials.

“Transaction Documents” means this Agreement, the MTA, Deed of Transfer, the other Sub-Agreements, the Trademark License Agreement and the other agreements, instruments and documents required to be delivered at the BV Closing or the Closing.

In addition to the terms defined in this Article I and in the MTA, the following terms shall have the respective meanings assigned thereto in the Sections of this Agreement indicated below:

Term	Section
Agreement	Preamble
Buyer	Preamble
Buyer Benefit Plans	Section 5.04(b)
BV Closing	Section 2.04(a)
BV Closing Date	Section 2.04(a)
BV Purchase Price	Section 2.03
BV Seller	Preamble
BV Shares	Recitals
Carlisle BV	Recitals
Carlisle BV Continuing Employee	Section 5.04(a)
Carlisle BV Intellectual Property	Section 3.09(b)
Company	Recitals
Deed of Transfer	Section 2.02
Disclosure Schedule	Article III
Existing Liabilities	Section 5.13(a)
Insurance Coverage	Section 5.13(a)
Insurance Coverage Claim	Section 5.13(a)
Insurance Policies	Section 3.10
Intellectual Property	Section 3.09(a)
Leases	Section 3.07(a)
Material Contracts	Section 3.06(a)
MTA	Recitals
Pension Arrangements	Section 3.14(b)
Permitted Encumbrances	Section 3.07(b)
Previous Pension Arrangements	Section 3.14(b)
Products	Section 3.17(a)
Reimbursed Amounts	Section 5.13(a)
Safety Standards	Section 3.17(a)

In addition to the terms defined in this Article I and throughout this Agreement, capitalized terms not defined herein shall have the meaning set forth in the MTA.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Subject to the terms and conditions set forth in the MTA and this Agreement, at the BV Closing, BV Seller hereby sells the BV Shares to Buyer and

Buyer hereby purchases from BV Seller the BV Shares for the consideration specified in Section 2.02(b)(iii) of the MTA.

Section 2.02                            Transfer of the BV Shares.  Subject to the terms and conditions set forth in the MTA and this Agreement, at Closing BV Seller shall transfer the BV Shares to Buyer and Buyer shall accept transfer of the BV Shares free and clear of all Encumbrances, pursuant to the notarial deed of transfer attached hereto in the agreed form as Exhibit A (“Deed of Transfer”).

Section 2.03                            BV Purchase Price.  The aggregate consideration for the BV Shares shall be as set forth in Section 2.02(b)(iii) of the MTA, plus or minus any adjustments as set forth in the MTA (the “BV Purchase Price”). In addition, certain intercompany accounts are being cancelled and extinguished in accordance with clause (ii) of Section 5.15 of the MTA

Section 2.04                            Closing; Transactions to be Effected at Closing.

(a)                                 Subject to the terms and conditions set forth in the MTA and this Agreement, the purchase and sale of the BV Shares contemplated hereby shall take place at a closing (the “BV Closing”) to be held at the same time and place as the Closing as specified in the MTA, (the day on which the BV Closing takes place being the “BV Closing Date”).

(b)                                 At the BV Closing, Buyer shall:

(i)                                     deliver to the Company all payments described in Section 2.04(b)(i) of the MTA; and

(ii)                                  deliver to BV Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the BV Closing pursuant to Section 6.03 of this Agreement.

(c)                                  At the BV Closing, BV Seller shall deliver to Buyer all agreements, documents, instruments or certificates required to be delivered by BV Seller at or prior to the BV Closing pursuant to Section 6.02 of this Agreement.

(d)                                 At the BV Closing the BV Shares shall be transferred by BV Seller to Buyer by means of the execution of the Deed of Transfer before the Notary.

(e)                                  Upon payment by Buyer of the amounts described in Section 2.04(b)(i) above, Buyer shall be deemed, for all purposes, to have satisfied in full the obligations of Buyer to pay any amount due pursuant to this Agreement (other than any amounts that may be due pursuant to Section 2.05 or Article VII of the MTA, if any) and Buyer shall have no further obligation to any Person for such payments.

(f)                                   All items delivered by the parties at the BV Closing (including items delivered pursuant to Article VI) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BV SELLER

BV Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by BV Seller to Buyer on the date hereof (the “Disclosure Schedule”), as of the date of this Agreement:

Section 3.01                            Organization and Authority of BV Seller.  BV Seller is a private company with limited liability incorporated under the Laws of the Netherlands. BV Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which BV Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by BV Seller of this Agreement and the other Transaction Documents to which BV Seller is a party, the performance by BV Seller of its obligations hereunder and thereunder and the consummation by BV Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of BV Seller and no additional corporate authorization or stockholder consent is required in connection therewith.  This Agreement and the other Transaction Documents to which BV Seller is a party have been duly executed and delivered by BV Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the other Transaction Documents to which BV Seller is a party each constitutes a legal, valid and binding obligation of BV Seller, enforceable against BV Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  BV Seller has made available to Buyer prior to the date hereof complete and correct copies of its certificate of incorporation and bylaws, or other comparable Organizational Documents, as amended and in effect as of the date hereof. The Subsidiaries of BV Seller do not conduct the Transportation Products Business and do not hold, own or license any of the assets (whether personal, intangible, or real property) or Permits and are not parties to any Contract (including any guarantee of any member of the Company Group) with respect to, or necessary to operate, the Transportation Products Business.

Section 3.02                            Organization, Authority and Qualification of Carlisle BV.  Carlisle BV is a private company with limited liability incorporated under the Laws of the Netherlands. Carlisle BV has all necessary corporate or other organizational power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the Business as currently conducted.  Carlisle BV is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.02 of the Disclosure Schedule, and each other jurisdiction in which the properties owned or leased by it or the operation of the Business as conducted on the date hereof makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  BV Seller has made available to Buyer prior to the date hereof a complete and correct copy of Carlisle BV’s articles of association, as amended and in effect as of the date hereof.

Section 3.03                            Capitalization of Carlisle BV.

(a)                                 BV Seller has full legal and beneficial title to and ownership of the BV Shares. The authorized shares of Carlisle BV consists of two hundred (200) ordinary shares with a nominal value of EUR450 per share, of which forty (40) shares are issued and outstanding and constitute the BV Shares.  Since the date of this Agreement, no other shares have been issued or are outstanding.  All of the BV Shares have been duly authorized, are validly issued, fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive or similar rights and are owned of record and beneficially by BV Seller, free and clear of all Encumbrances and restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities Laws, those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedule and those Encumbrances securing the BV Closing Indebtedness).

(b)                                 There are no outstanding or authorized: (x)  securities directly or indirectly convertible or exchangeable into shares of capital stock of Carlisle BV; (y) options, restricted stock, stock appreciation, phantom stock, profit participations, equity-linked awards, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the registered capital of Carlisle BV obligating BV Seller or Carlisle BV to, directly or indirectly, issue, transfer or sell any participation of shares of its capital stock or any class or other equity interest of Carlisle BV; or (z) voting trusts, stockholders agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other agreements or understandings to which Carlisle BV is a party or by which Carlisle BV is bound with respect to the voting, transfer, issuance, or other disposition of the BV Shares.

Section 3.04                            No Conflicts; Consents.  The execution, delivery and performance by BV Seller of this Agreement and the Transaction Documents to which BV Seller is a party, and the consummation of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated by the MTA, do not and will not: (a) result in a violation or breach of any provision of the articles of association, or other comparable Organizational Documents, as applicable, of BV Seller or Carlisle BV; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to BV Seller or Carlisle BV; or (c) except as set forth in Section 3.04 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or give rise to any right of termination or acceleration with respect to (with or without the lapse of time or the giving of notice) of any (i) Material Contract or (ii) any other Contract, except in the case of clause (ii) where violation, breach, conflict, default, acceleration, termination or failure to give notice would not, in the aggregate, have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to BV Seller or Carlisle BV in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which BV Seller is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and as set forth in Section 3.04 of the Disclosure Schedule and such consents, approvals, Permits, Governmental Orders, declarations, registrations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Transportation Products Business on a consolidated basis.

Section 3.05                            Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or the MTA or as set forth on Section 3.05 of the Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, Carlisle BV has operated in the Ordinary Course of Business in all material respects and there has not been any:

(a)                                 Material Adverse Effect;

(b)                                 amendment of the articles of association or other similar organizational documents of Carlisle BV;

(c)                                  split, combination, increase, reduction or reclassification of any part of the shares of Carlisle BV;

(d)                                 issuance, sale or other disposition of any part of the shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any part of the shares of Carlisle BV;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of the shares of Carlisle BV (other than dividends or distributions declared or paid by Carlisle BV in the Ordinary Course of Business) or redemption, purchase or acquisition of the shares of Carlisle BV;

(f)                                   material change in any method of accounting or accounting practice of Carlisle BV, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)                                  incurrence, assumption or guarantee by Carlisle BV of any Indebtedness in an aggregate amount exceeding $100,000 (or the equivalent amount in Euro), except borrowings under existing credit facilities set forth in the Disclosure Schedule and any Indebtedness which constitutes Closing Indebtedness;

(h)                                 sale, lease, license, transfer or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except sales of inventory in the Ordinary Course of Business and except for assets having an aggregate value of less than $100,000 (or the equivalent amount in Euro) during such period of time;

(i)                                     increase in the compensation, bonuses, termination pay or other material benefits of Employees, except (A) as required under applicable Law or existing collective bargaining agreements or other Contracts, (B) as required pursuant to any existing benefit plans maintained by Carlisle BV, or (C) salary or bonuses with respect to Employees, which were made in the Ordinary Course of Business;

(j)                                    adoption, amendment or modification, in each case, except as required by Law of any benefit plan maintained by Carlisle BV;

(k)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Carlisle BV or other investment in any Person;

(l)                                     adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by or against Carlisle BV;

(m)                             entry by Carlisle BV into any material Tax election or consent to any extension of the limitations period for the assessment of any Tax;

(n)                                 cancellation or termination by Carlisle BV of its current insurance policies or lapse in coverage thereunder, except for such terminations, cancellations or lapses in which replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are substituted;

(o)                                 termination (including through failing to exercise renewal rights) or waiver of any material rights with respect to any Material Contract or entry into a new Material Contract (including through renewing an existing Contract), except customer and supplier Contracts made or renewed in the Ordinary Course of Business;

(p)                                 entry by Carlisle BV into any agreement containing any provision or covenant restricting in any material respect the Transportation Products Business;

(q)                                 lapse of any material Carlisle BV Intellectual Property (except for such lapses resulting from the exercise of reasonable business judgment or with respect to pending applications abandoned based on obstacles in prosecution) or the license, assignment, sale or transfer of any material Carlisle BV Intellectual Property, except any license, assignment, sale or transfer in the Ordinary Course of Business;

(r)                                    settlement of any material litigation, investigation, arbitration, proceeding or other claim involving or against Carlisle BV or the Transportation Products Business, other than settlements, offers or proposals to settle made in the Ordinary Course of Business;

(s)                                   incurrence of any obligation or liability with respect to capital expenditures that require amounts greater than $500,000 in the aggregate to be expended after the BV Closing Date;

(t)                                    loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business and having an aggregate value of less than $100,000; or

(u)                                 agreement by Carlisle BV to do any of the foregoing, or any action or omission by Carlisle BV that would result in any of the foregoing.

Section 3.06                            Material Contracts.

(a)                                 Section 3.06(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Contracts, including any written amendments thereto, of the following nature (x) by which any assets or properties of Carlisle BV or (y) to which Carlisle BV is a party (together with all Leases listed in Section 3.07(a)(ii) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i)                                     any Contract involving aggregate consideration in excess of $100,000 (or the equivalent amount in Euro) or requiring performance by any party more than one year from the date hereof (excluding any Contract for employment), which, in each case, cannot be cancelled by Carlisle BV without penalty on less than 90 days’ notice;

(ii)                                  any Contract that relates to the sale of any assets, other than sales of inventory in the Ordinary Course of Business, for consideration in excess of $100,000 (or the equivalent amount in Euro) and (A) that has been entered into since January 1, 2012 or (B) under which Carlisle BV has ongoing obligations;

(iii)                               any Contract that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (A) that has been entered into since January 1, 2012 or (B) under which Carlisle BV has ongoing obligations;

(iv)                              except for Contracts relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000;

(v)                                 any Contract between or among Carlisle BV on the one hand and BV Seller or any Affiliate of BV Seller (other than Carlisle BV) on the other hand;

(vi)                              any collective bargaining agreement or Contract with any labor organization, union or association;

(vii)                           any Contract that obligates Carlisle BV not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents Carlisle BV from carrying on any lawful business in any geographic area;

(viii)                        any Contract that relates to employment, compensation, severance, consulting, retention, transaction, change in control or similar Contract between Carlisle BV and any of its officers, directors or other Employees or consultants of Carlisle BV who constitute Employees, excluding at will employment agreements that are terminable by Carlisle BV with no penalty on less than 60 days’ notice;

(ix)                              any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000 (or the equivalent amount in Euro), and are not otherwise included in the capital expenditure budget of Carlisle BV set forth on Section 3.06(a)(ix) of the Disclosure Schedule;

(x)                                 any Contract under which Carlisle BV has granted or received a license or sublicense or under which Carlisle BV is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license Contracts and any license Contract requiring annual payments of less than $50,000 (or the equivalent amount in Euro));

(xi)                              any Contract with a Material Customer or Material Supplier;

(xii)                           any development, sales representative, marketing, manufacturer’s representative or distribution Contract or Contract where Carlisle BV is required to pay royalties or commissions; and

(xiii)                        any Contract that is a joint venture or partnership Contract or a limited liability company operating agreement.

(b)                                 Each Material Contract is legal, valid, binding, and enforceable against Carlisle BV and, to BV Seller’s Knowledge, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity).  Neither Carlisle BV nor, to BV Seller’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract.  BV Seller has made available to Buyer a complete and correct copy of each of the Material Contracts.

Section 3.07                            Real Property.

(a)                                 Section 3.07(a) of the Disclosure Schedule lists:  (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(b)                                 Carlisle BV has good and marketable fee simple title to the Real Property listed in Section 3.07(a)(i) of the Disclosure Schedule and a valid leasehold interest in the Real Property listed in Section 3.07(a)(ii) of the Disclosure Schedule.  All such properties (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     those items set forth in Section 3.07(b) of the Disclosure Schedule;

(ii)                                  Encumbrances securing the BV Closing Indebtedness;

(iii)                               Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iv)                              mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business;

(v)                                 zoning ordinances and other similar encumbrances arising from generally applicable Law affecting Real Property;

(vi)                              other than with respect to owned Real Property, liens arising under equipment leases with third parties entered into in the Ordinary Course of Business;

(vii)                           with respect to Real Property, any imperfections of title or Encumbrances that are identified by either or both a commitment for title insurance for or a survey of the Real Property in question; or

(viii)                        other imperfections of title, if any, that would not be material to the Transportation Products Business on a consolidated basis.

(c)                                  All buildings, structures, fixtures, building systems and equipment located at the owned Real Property and leased Real Property, taken as a whole, are sufficient for the operation of Carlisle BV’s portion of the Transportation Products Business conducted at such location, and, to BV Seller’s Knowledge, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or materially limit such property from operating the manufacturing, distribution, warehouse and other uses of Carlisle BV’s portion of the Transportation Products Business conducted at such location, taken as a whole.  There are no pending or, to Carlisle BV’s Knowledge, threatened condemnation, eminent domain proceedings or assessment that affect any owned Real Property or any leased Real Property, and neither BV Seller, its Subsidiaries nor Carlisle BV has in the past three (3) years received any written notice of the intention of any Governmental Authority or other Person to take any owned Real Property owned by Carlisle BV or any leased Real Property leased by Carlisle BV.  To BV Seller’s Knowledge, the owned Real Property does not violate in any material respect, and all improvements are constructed in compliance with in all material respects, applicable Laws, including any building, zoning and fire codes.

Section 3.08                            Title to Assets; Sufficiency of Assets.  Carlisle BV has good title to, or a valid leasehold interest in, all Carlisle BV assets that are material to the operation of the Transportation Products Business on a consolidated basis, free and clear of all Encumbrances, except for Permitted Encumbrances.  Such assets are reflected in the Interim Balance Sheet, other than assets that were sold or acquired in the Ordinary Course of Business since the Interim Balance Sheet Date.  The material items of tangible personal property included in the Carlisle BV assets reflected in the Interim Balance Sheet that are currently being used in the operation of the Business are, in all material respects, in reasonable working order, ordinary wear and tear excepted.  Except for the assets and services to be provided to Buyer under the Ancillary Agreements, the Carlisle BV assets reflected in the Interim Balance Sheet will constitute, as of the BV Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable Buyer to (a) own and use such in the manner in which the assets have been used prior to the date hereof and are currently being used by Carlisle BV to conduct the Business and perform Carlisle BV’s obligations under the Material Contracts and (b) conduct the Business immediately following the BV Closing in the manner in which the Business has been conducted prior to the date hereof.

Section 3.09                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all:  (i) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; and (v) internet domain name registrations.

(b)                                 Section 3.09(b) of the Disclosure Schedule lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by Carlisle BV (the “Carlisle BV Intellectual Property”).  Carlisle BV owns or has the right to use all Intellectual Property necessary to conduct the Business as conducted, in all material respects, on the date hereof.

(c)                                  Except as set forth in Section 3.09(c) of the Disclosure Schedule: (i) neither BV Seller nor Carlisle BV has received any written notice alleging, and no action, suit, claim or other legal proceeding has been instituted, settled or, to BV Seller’s Knowledge, threatened that alleges any violation, infringement or misappropriation of any material Intellectual Property of any Person by use of the Carlisle BV Intellectual Property or the conduct of the Business as currently conducted by Carlisle BV, and (ii) none of the material Carlisle BV Intellectual Property is subject to any outstanding Governmental Order or to any proceeding questioning the validity, enforceability or ownership of such material Carlisle BV Intellectual Property.  To BV Seller’s Knowledge, the operation of the Transportation Products Business as of the date hereof does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d)                                 Except for the limited license rights expressly granted to Buyer in the Trademark License Agreement and the right to maintain the names of the Acquired Subsidiaries in accordance with Section 5.11(a) of the MTA, BV Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to the Company Group Names.

Section 3.10                            Insurance.  Section 3.10 of the Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy maintained by the Company on behalf of Carlisle BV with respect to its properties, assets and businesses (collectively, the “Insurance Policies”).  All premiums due in respect of the Insurance Policies have been paid in full.  Neither the Company nor Carlisle BV is in default with respect to its obligations under any of the Insurance Policies in a manner that would permit the insurer to cancel the policy.  Since the respective dates of such policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company.  The Company has not received written notice that it has been denied insurance coverage with respect to any material pending claim.  Except for deductibles or retentions under any insurance policy of the Company as set forth on Section 3.10 of the Disclosure Schedule, Carlisle BV has no material self-insurance or co-insurance programs.  Neither BV Seller nor Carlisle BV maintains any insurance policy with respect to or relating to the Transportation Products Business.

Section 3.11                            Legal Proceedings; Governmental Orders.

(a)                                 Other than as set forth in Section 3.11(a) of the Disclosure Schedule, there are no (and in the past three (3) years there have been no) material actions, suits, claims, investigations, or other legal proceedings pending or threatened against (or brought by) BV Seller or Carlisle

BV affecting any of their properties or assets, or that relate and are material to the Transportation Production Business thereof and relating to Carlisle BV.

(b)                                 Except as set forth on Section 3.11(b) of the Disclosure Schedule, neither Carlisle BV nor the Business is subject to any Governmental Order.

Section 3.12                            Compliance With Laws; Permits.

(a)                                 BV Seller and Carlisle BV are, and for the past three (3) years have been, in compliance, in all material respects, with all requirements of Law and all Governmental Orders to which the Business (or its properties or assets) is subject.  No Governmental Authority has provided any written notice or, to the Knowledge of BV Seller, any other notice or Governmental Order to BV Seller or Carlisle BV, or filed and served any complaint on BV Seller or Carlisle BV, in each case with respect to any alleged violation by BV Seller or Carlisle BV with respect to the Business of any requirement of Law or any Governmental Order, that remains unresolved as of the date hereof. The statutory books and minute books of Carlisle BV have been properly written up.

(b)                                 Carlisle BV holds and is, and for the past three (3) years held and has been, in compliance, in all material respects, with all material Permits that are necessary for the operation of the Business as currently conducted, or that are necessary for the lawful ownership of its owned properties and assets.  All material Permits are in full force and effect and, to the Knowledge of the BV Seller, there is no circumstance that may be reasonably expected to invalidate any material Permit or render any material Permit liable to forfeiture or modification or affect their renewal.  Section 3.12(b) of the Disclosure Schedule sets forth a list of all material Permits that are held by Carlisle BV.  No Governmental Authority has provided any notice, citation, summons or order to Carlisle BV or BV Seller, or filed and served any complaint on Carlisle BV, in each case with respect to any alleged failure by Carlisle BV or BV Seller to have any Permit necessary for the operation of the Transportation Products Business, that remains unresolved as if the date hereof.

(c)                                  None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.13) or tax matters (which are governed by Section 3.16).

Section 3.13                            Environmental Matters.

(a)                                 Except as would not be material, individually or in the aggregate, to the Business or as set forth on Section 3.13 of the Disclosure Schedule:  (i) since January 1, 2009, Carlisle BV and its operations are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with any applicable environmental Permits required to carry on the Business as presently conducted; (ii) there are no Hazardous Materials that have been, Released to or from any Real Property currently or, to BV Seller’s Knowledge, formerly owned, leased or operated by BV Seller, its Subsidiaries or Carlisle BV, under circumstances that have resulted in or would reasonably be expected to result in Liability of Carlisle BV under any applicable Environmental Law; (iii) since January 1, 2009, neither BV Seller nor Carlisle BV has received any unresolved written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location; (iv) neither BV Seller nor Carlisle BV is the subject of, nor is liable for, any outstanding Governmental Order relating to Environmental Laws or remedial action to clean up, remove, treat or address any Hazardous Material at any location, including pre-remedial studies and investigations or post-remedial monitoring and care; (v) since January 1, 2009, neither BV Seller nor Carlisle BV has received any written claim or complaint, and has not been subject to any proceeding, audit or investigation relating to noncompliance with or violations of any Environmental Laws or Permit or any other liability pursuant to Environmental Law, and, since January 1, 2009, no such matter has been threatened in writing and (vi) neither BV Seller nor Carlisle BV is a party to any agreement to indemnify or hold harmless or, assume responsibility for any person for any liability or obligation, arising under or relating to Environmental Law, in each case with respect to the Transportation Products Business.

(b)                                 To BV Seller’s Knowledge, BV Seller has provided to Buyer true and correct copies of all environmental site assessment reports and other material documents relating to the environmental condition or status of any currently owned or leased Real Property of Carlisle BV that was used or operated in connection with the Business, in each case, created since January 1, 2009 and which are within the possession and control of Carlisle BV.

(c)                                  The representations and warranties set forth in this Section 3.13 are BV Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.14                            Employee Benefit Matters.

(a)                                 Except as set forth on Section 3.14(a) of the Disclosure Schedule,  Carlisle BV has no current obligations with respect to any severance, salary, reimbursements and/or other perquisites, pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, or company saving plans.  Copies of all benefit plans have been provided to the Buyer.

(b)                                 Section 3.14(b) of the Disclosure Schedule contains a complete and accurate list of all pension, pre-pension and voluntary early retirement, death, disability, sickness and other similar arrangements that Carlisle BV provides, or has committed to provide, to any of the Employees (collectively “Pension Arrangements”).  Except for the Pension Arrangements, Carlisle BV has no actual or proposed pension, pre-pension and voluntary early retirement, death or disability or similar arrangements, or has made no commitments regarding any of the foregoing to any current or former Employee or their respective spouses, children, assigns or dependents, and there are no further obligations of the Carlisle BV arising from any Pension Arrangements that previously applied to any of the former Employees or their spouses/partners, children, assigns or dependents (“Previous Pension Arrangements”).  All premiums concerning the Pension Arrangements and/or Previous Pension Arrangements (or any other similar arrangements) and all contributions with regard to health and medical insurance have been paid on and when due or are adequately reserved for in the Financial Statements.

(c)                                  No benefit plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(d)                                 No benefit plan exists that could:  (i) result in the material payment to any Employee, officer or director of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, officer or director, except as a result of any partial plan termination resulting from this Agreement.

Section 3.15                            Employment Matters.

(a)                                 Section 3.15(a) of the Disclosure Schedule has a true and complete list of all Employees as of September 30, 2013, including the position, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) for each such individual.

(b)                                 Section 3.15(b) of the Disclosure Schedule lists each collective bargaining or other agreement with a labor organization representing any of the Employees to which Carlisle BV is a party or by which Carlisle BV is bound.  Since January 1, 2011, there has not been, nor, to BV Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Carlisle BV.  No union or other organizational campaign is in progress, or has been in progress in the past three (3) years, with respect to the Employees.

(c)                                  All material vacation pay, premiums for employment insurance, health premiums, pension plan premiums, income tax remittance, accrued wages, salaries and commissions for Employees that have become due and payable have been paid or accrued on the books and records of Carlisle BV prior to the date of this Agreement.

(d)                                 All material current employer contributions, assessments and filings, including but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under any applicable workers’ compensation legislation have been paid or, to the extent they have accrued but remain unpaid, are properly reflected and accrued in the books and accounts of Carlisle BV.

(e)                                  BV Seller and Carlisle BV are, and for the past three (3) years have been, in compliance, in all material respects, with all material applicable Laws pertaining to employment, working conditions, temporary workers and employment practices.  There are no material actions, suits, claims, investigations or other legal proceedings against Carlisle BV pending or, to BV Seller’s Knowledge, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Authority in connection with the employment of any current or former employee of Carlisle BV, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(f)                                   No officer, executive or other employee of Carlisle BV whose function was or is essential to the Business has separated from Carlisle BV in the twenty-four (24) months prior to the date of this Agreement.

(g)                                  Carlisle BV has no employment Contracts with any Employee that include an obligation for Carlisle BV to make a severance payment in order to terminate such Contract.

(h)                                 All Employees who perform services for Carlisle BV or in connection with its operation of the Business are legally entitled to work in the country in which the individuals perform services.  Carlisle BV does not currently employ any minors in the Business.

(i)                                     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or under the Transaction Agreements will entitle any Employee to severance pay, unemployment compensation or any other payment (including any incentive or bonus) by Carlisle BV.

Section 3.16                            Taxes.

(a)                                 Except as set forth in Section 3.16 of the Disclosure Schedule:

(i)                                     Carlisle BV has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by Carlisle BV.  Such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects.  Carlisle BV is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All Taxes due and owing by Carlisle BV have been fully and timely paid, whether or not shown on any Tax Return.  BV Seller has delivered to Buyer accurate and complete copies of all Tax Returns, examination reports, assessments, and statements of deficiencies assessed against or agreed to by BV Seller or Carlisle BV filed or received since December 31, 2008.

(ii)                                  There are no Encumbrances for Taxes upon the assets of Carlisle BV.

(iii)                               Except in the Ordinary Course of Business, (A) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Carlisle BV and (B) there are no agreements, waivers or applications by BV Seller or Carlisle BV for an extension of time for the assessment or payment of any amount of Tax.

(iv)                              There are no ongoing actions, suits, claims, investigations, audits, assessments, arbitrations or inquiries or other legal proceedings by any Taxing Authority against Carlisle BV.

(v)                                 Carlisle BV is not a party to any Tax indemnification, allocation or sharing agreements under which Carlisle BV could be liable for Tax of another Person.

(vi)                              Carlisle BV has not entered into any arrangement (including but not limited to “rulings”) with any Taxing Authority or is subject to a special regime with regard to (the payment of) Taxes.

(vii)                           All Taxes which Carlisle BV is obligated to withhold or collect, including, without limitation, value added tax and amounts required to be withheld or collected in connection with any amounts owing to any employee, independent contractor, stockholder, creditor or other Person have been duly withheld or collected. To the extent required by applicable law, all such amounts have been timely and in a manner prescribed by law, paid over to the proper Taxing Authority or, to the extent not yet due and payable, are accrued and held in separate bank accounts for payment to the proper Taxing Authority.

(viii)                        Carlisle BV has for the past three (3) years complied in all material respects with all applicable Laws relating to transfer pricing and has appropriate contemporaneous documentation supporting its transfer pricing methodologies and positions.  All records which Carlisle BV is required to keep under the applicable Laws, have been kept and are available at the premises of Carlisle BV.

(ix)                              No position has been taken on any Tax Return with respect to the business or operations of Carlisle BV for a Taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a Taxing authority or that is substantially similar to any position which a Taxing authority has successfully challenged in the course of an examination of a Tax Return of BV Seller or Carlisle BV.

(x)                                 Carlisle BV has no liability for Taxes due by any Person other than Carlisle BV.

(xi)                              No Person or Taxing Authority has any claim against  Carlisle BV in connection with: (i) the allocation of Taxes, (ii) the recovery of Taxes, or (iii) the utilization of losses, as a result of being within a consolidated Tax group (fiscal unity) as meant in Article 15 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) in which Carlisle BV has been included.

(xii)                           Carlisle BV will not incur any Tax charge or Tax liability by virtue of the execution and delivery of this Agreement and/or the Closing.

(xiii)                        Neither in the current financial year nor in the preceding five (5) financial years has Carlisle BV claimed, utilized or requested exemptions, roll-over relief, deferrals in relation to Taxes, including but not limited to exemption or deferrals of Taxes relating to reorganizations or mergers, or other Tax facilities, which would be annulled and give rise to Tax due in a financial year ending after the Closing Date.

(xiv)                       Carlisle BV is not a real estate investment company within the meaning of Article 4 of the Dutch Legal Transfer Act 1970 (“Wet op belastingen van rechtsverkeer 1970”).

(xv)                          Carlisle BV has never been a member of a Dutch fiscal unity (fiscale eenheid) as meant in Article 7, Paragraph 4 of the Dutch Value Added Tax Act (Wet op de omzetbelasting 1968).

(xvi)                       Carlisle BV has not received from any Taxing Authority (including, but not limited to, any jurisdiction where Carlisle BV has not filed Tax Returns) (A) any notice indicating an intent to open an audit or other review or (B) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Carlisle BV.

(xvii)                    No issue has been raised by any Taxing Authority in any current or prior audit of Carlisle BV which, by application of the same principles, could reasonably be expected to result in a deficiency for any Taxable Period ending or before the Closing Date.

(xviii)                 No requests by any Taxing Authority for exchange of information are pending regarding Tax relating to Carlisle BV or the Business.

(xix)                       No collection procedures in respect of any Taxes have been initiated against Carlisle BV or any of its properties, assets or income.

(xx)                          Carlisle BV has not received any reminders, notices or warrants relating to the payment of Tax which have not been settled prior to the Closing Date.

(xxi)                       As of the Closing Date, there are no disputes between Carlisle BV and a Taxing Authority.

(xxii)                    Carlisle BV has not acted during the last six years as a contractor or subcontractor as defined in the Dutch Tax Collection Act (Invorderingswet 1990) or other comparable provisions of applicable laws in other countries, except for the hiring of personnel from reputable employment agencies.  Carlisle BV is not liable and will not be held liable for payment of Tax, including but not limited to any wage tax, VAT, insurance contributions, employee insurance contributions and income-related contributions for health care insurance, with respect to the personnel hired by Carlisle BV from such employment agencies.

(xxiii)                 Carlisle BV does not have a permanent establishment or taxable presence in any jurisdiction where it does not file a tax return. Carlisle BV has, if so requested, obtained a standard, non-qualified certificate of residence (“woonplaatsverklaring”).

(xxiv)                Carlisle BV will not lose its right to carry forward losses as a result of entering into this Agreement or the execution thereof, including, for the avoidance of doubt, any loss carry forward purported to be transferred pursuant to Section 5.07(j) of the MTA.

(b)                                 Except for certain representations related to Taxes in Section 3.07(b), Section 3.08, Section 3.14 and Section 3.15, the representations and warranties set forth in this Section 3.16 are the BV Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.17                            Product Liability; Warranties.

(a)                                 Carlisle BV has obtained all material required product registrations and other certifications required for it to sell or distribute products and inventory in the jurisdictions in which products or inventory of the Transportation Products Business (the “Products”) are sold or distributed by it, as applicable, and for the past three (3) years has otherwise complied in all material respects with all Laws and safety standards and certifications applicable to Products in respect of the sale or distribution of the Products (the “Safety Standards”).  All Products that have been marketed or sold within the past three (3) years on the basis that such Products meet any specific Safety Standards (whether such Products are required to meet such Safety Standards or Carlisle BV has voluntarily elected to comply therewith) meet or exceed such Safety Standards in all material respects.

(b)                                 Section 3.17(b) of the Disclosure Schedule contains a copy of the standard warranty for the Products.  Except as set forth in Section 3.17(b) of the Disclosure Schedule, neither Carlisle BV nor any Company Group member has granted to any customer any warranty materially different than the standard warranty for Products sold for the past three (3) years.

(c)                                  There are no latent or patent defects in any Products sold within the past three (3) years that would give rise to any material liability for replacement or recall of any such Products.  Section 3.17(c) of the Disclosure Schedule sets forth a correct and complete list and brief description of all material product liability claims that have been filed and served against Carlisle BV or any member of the Company Group with respect to the Transportation Products Business during the past three (3) years.

Section 3.18                            Affiliate Transactions.  Except for (a) normal advances to directors, officers and Employees in the Ordinary Course of Business, (b) payment of compensation to directors, officers and Employees in the Ordinary Course of Business, (c) participation in any benefit plans maintained by Carlisle BV by directors, officers and Employees (d) the agreements or arrangements listed on Section 3.18 of the Disclosure Schedule, Carlisle BV is not a party to, and since September 1, 2012, has not been a party to, any Contract or arrangement to purchase, acquire or lease any material property, goods or services from, or sell, transfer or lease any property or services to, or loan or advance any material amount of money to, or borrow any material amount of money from, or is a party to any management, consulting or similar agreement with the Company or any of its respective Affiliates.  The following shall be set forth with respect to each such contract or arrangement on Section 3.18 of the Disclosure Schedule: (x) a description of such contract or arrangement and (y) the total amount paid by or paid to Carlisle BV with respect to such contract or arrangement since September 1, 2012, and, if applicable, the volume of business.

Section 3.19                            Illegal Payments.  Neither BV Seller nor Carlisle BV (nor their respective officers, directors, general managers or employees) has, with respect to the Business, directly or indirectly, within the past five (5) years (a) agreed to give, or given, offered, authorized or promised, any gifts of money, property or services to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-corruption Law, (c) given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business, or (c) has otherwise made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or client in an attempt to influence any such person to take or refrain from taking any action.

Section 3.20                            Bonds and Letters of Credit.  Section 3.20 of the Disclosure Schedule lists all performance bonds, guarantees, surety bonds, standby letters of credit and similar arrangements that (a) are issued and outstanding in support of the Business, or (b) would be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or anticipated terms thereof).

Section 3.21                            Customs.

(a)                                 Carlisle BV is and for the past three (3) years has been in compliance in all material respects with all Customs Laws for the importation or admission of merchandise into the United States or any other country into which Carlisle BV imports or has imported merchandise.  Carlisle BV has, to BV Seller’s Knowledge, for the past three (3) years timely made payment of true and correct amounts of any penalties and fines under Customs Laws, by or for the account of Carlisle BV, of merchandise entered, imported, or admitted into the United States or any other country into which Carlisle BV imports or has imported merchandise.  Section 3.21 of the Disclosure Schedule sets forth a list of tariffs paid by Carlisle BV in the last twelve (12) months, including descriptions thereof and the amounts paid.

(b)                                 To BV Seller’s Knowledge, Carlisle BV has no liability for unpaid Customs Duties, penalties, fines and seizures under Customs Laws, other charges, including interest or other charges relating to any Customs Laws, which have not been or will not be accrued or reserved for on the Closing Estimate and Funds Flow Statement.

(c)                                  BV Seller has made available to Buyer true and complete copies of all communications between BV Seller or Carlisle BV (or any of their agents or counsel), on the one hand, and a Governmental Authority, on the other, for the past three (3) years, relating to such violations or alleged violations of any Customs Laws.

Section 3.22                            Equity Interests.  Carlisle BV has no Subsidiaries and does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 3.23                            No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule hereto), and the representations and warranties contained in the Transaction Agreements (including the related portions of the disclosure schedule thereto) none of BV Seller, Carlisle BV or any of their Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of BV Seller or Carlisle BV, including any representation or warranty as to the accuracy or completeness of any information regarding Carlisle BV furnished or made available to Buyer and its Representatives (including the Confidential Information Memoranda prepared by the Company Investment Banker, dated July, 2012 and April, 2013, and any information, documents or material made available to Buyer (including information, documents or material included in the Data Room), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the historical or future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.  None of the Company, BV Seller, Carlisle BV, any Subsidiary of the Company or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to BV Seller, as of the date of this Agreement, as follows:

Section 4.01                            Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by BV Seller) this Agreement and each of the other Transaction Documents to which Buyer is a party each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Investment Purpose.  Buyer is acquiring the BV Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the BV Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the BV Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the BV Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04                            Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.05                            Exclusivity of Representations.  The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.06                            Independent Investigation.  Buyer acknowledges and agrees that the representations and warranties made by BV Seller in Article III and the representations and warranties set forth in the Transaction Agreements are the exclusive representations and warranties regarding BV Seller, Carlisle BV and the members of the Company Group.  Without limiting the generality of the foregoing, Buyer acknowledges that none of the Company, BV Seller, Carlisle BV, any Subsidiary of the Company or any of their respective Representatives makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or Carlisle BV or the future business and operations of the Business or Carlisle BV or (b) any other information or documents made available to Buyer or its Representatives with respect to the Transportation Products Business or Carlisle BV or any of its assets, liabilities or operations, in each case except as expressly set forth in this Agreement or any of the Transaction Agreements.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the BV Closing.

(a)                                 From the date hereof until the BV Closing, except as otherwise provided in this Agreement or the MTA or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), BV Seller shall cause Carlisle BV to:  (i) conduct the Business in the Ordinary Course of Business; and (ii) use commercially reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Carlisle BV and to preserve, in all material respects, the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with Carlisle BV.  From the date hereof until the BV Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), BV Seller shall  cause Carlisle BV not to take any action that would cause any of the changes, events or conditions described in Section 3.05 to occur.

(b)                                 Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of Carlisle BV prior to the BV Closing.  Prior to the BV Closing, Carlisle BV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

Section 5.02                            Access to Information; Confidentiality; Books and Records.  From the date hereof until the BV Closing, BV Seller shall comply with the Company’s obligations set forth in Sections 5.02, 5.03 and 5.05(b) of the MTA.

Section 5.03                            Resignations.  At least two Business Days prior to the BV Closing, BV Seller shall deliver to Buyer (i) written resignations, effective as of the BV Closing Date, of the officers and directors of Carlisle BV and (ii) resolutions of the sole shareholders of BV Seller accepting such resignation and granting full and final discharge to the directors, in each case effective as of the BV Closing Date.

Section 5.04                            Employees; Benefit Plans.

(a)                                 During the period commencing at the BV Closing and ending on the date which is twelve (12) months from the BV Closing (or if earlier, the date of the Employee’s termination of employment with Carlisle BV), Buyer shall cause Carlisle BV to provide each Employee who remains employed immediately after the BV Closing (“Carlisle BV Continuing Employee”) with:  (i) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by Carlisle BV immediately prior to the BV Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less favorable in the aggregate than the target bonus opportunities (excluding equity-based compensation) provided by Carlisle BV immediately prior to the BV Closing; (iii) benefits that are no less favorable in the aggregate than those provided by Carlisle BV immediately prior to the BV Closing, excluding benefits under or related to defined benefit pension plans, supplemental executive retirement plans, non-qualified deferred compensation, and retiree medical and life; and (iv) severance benefits that are no less favorable in the aggregate than the practice, plan or policy in effect for such Carlisle BV Continuing Employee immediately prior to the BV Closing.

(b)                                 With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Carlisle BV Continuing Employees will participate effective as of the BV Closing, Buyer shall, or shall cause Carlisle BV to, recognize all service of Carlisle BV Continuing Employees with Carlisle BV, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Carlisle BV Continuing Employees may be eligible to participate after the BV Closing; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding benefit plan maintained by Carlisle BV.  In addition, at such time as any Carlisle BV Continuing Employees are transitioned over to benefits plans of Buyer or its Subsidiaries, Buyer or the relevant Subsidiary shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Carlisle BV Continuing Employees (except that, for insured benefit plans, any such waiver must be permitted under the terms of the insurance policy).

(c)                                  This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and the other members of the Company Group, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with Carlisle BV, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.05                            Director and Officer Indemnification and Insurance.

(a)                                 Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by Carlisle BV now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the BV Closing Date, an officer or director of Carlisle BV, as provided in the Organizational Documents of Carlisle BV, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedule, shall survive the BV Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)                                 The obligations of Buyer and Carlisle BV under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(c)                                  In the event Buyer, Carlisle BV or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or Carlisle BV, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

Section 5.06                            Governmental Approvals and Other Third-Party Consents.  BV Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.04 of the MTA.

Section 5.07                            Closing Conditions.  Except as otherwise set forth in Section 5.04 of the MTA, from the date hereof until the BV Closing, each party hereto shall, and BV Seller shall cause Carlisle BV to, use commercially reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VI hereof on a timely basis.

Section 5.08                            Tax Matters.  Carlisle BV shall comply with the Company’s obligations set forth in Section 5.07 of the MTA with respect to all applicable obligations relating to Carlisle BV or the Business.  Buyer shall comply with Buyer’s obligations set forth in Section 5.07 of the MTA.

Section 5.09                            Public Announcements.  Carlisle BV shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.08 of the MTA.

Section 5.10                            Exclusivity; Non-Competition and Non-Solicitation.  BV Seller shall comply with the Company’s obligations set forth in Sections 5.09, 5.10 and 5.13(b) of the MTA.

Section 5.11                            Further Assurances.  Following the BV Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.12                            Updates to Disclosure Schedule.  BV Seller shall comply with the Company’s obligations set forth in Section 5.14 of the MTA.

Section 5.13                            Insurance Matters.

(a)                                 Prior to the date hereof, the Company and its Affiliates have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain liabilities of Carlisle BV relating to products claims, general claims typically insured by a general liability policy and automobile related claims (the “Existing Liabilities”) arising out of occurrences on or prior to the BV Closing Date (the “Insurance Coverage”).  BV Seller agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the BV Closing Date for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage.  In addition, BV Seller agrees to cause the Company to name Buyer as an additional insured under all such Insurance Coverage (other than with respect to the automobile liability policy) effective on the BV Closing Date with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to the BV Closing Date.  BV Seller agrees to cause the Company to require its insurer to provide Buyer with a certificate of insurance evidencing such coverage and thirty (30) days’ notice of material change, cancellation, or non-renewal.  To the extent that any claim with respect to any such Existing Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the BV Closing Date is made against Buyer and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s request, BV Seller shall cause the Company to submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable best efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.  Buyer shall reimburse the Company for any applicable out-of-pocket administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Company specifically relating to the submitted Insurance Coverage Claims and the processing thereof.  In addition, BV Seller agrees to and shall cause the Company to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the BV Closing Date, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the BV Closing Date.  In the event that (i) the Company or any of its Affiliates receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Buyer, Seller agrees to cause the Company to promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.13.

(b)                                 With respect to Buyer’s obligation to reimburse the Company for any amounts described in this Section 5.13 (the “Reimbursed Amounts”), BV Seller and Buyer agree that (i) BV Seller shall cause the Company to invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Company with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within fifteen (15) days of receipt of any such invoice with appropriate supporting details.

(c)                                  In the event that Buyer or any or its Affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, BV Seller shall cause the Company to notify Buyer in writing as to what action or failure of action caused a suspension of coverage.  Buyer shall have thirty (30) days within which to remedy such action or failure of action.  If no remedy has been effected at the end of such thirty (30) day period, then the obligations of BV Seller and the Company pursuant to this Section 5.13 with respect to any such Insurance Coverage Claim shall terminate and be of no further force and effect.

(d)                                 Buyer expressly acknowledges and agrees that (i) in no event shall BV Seller or the Company be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim.

(e)                                  Buyer acknowledges that effective as of the BV Closing Date, the Company intends to remove Carlisle BV and its portion of the Transportation Products Business from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising at any time after the BV Closing Date.  Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the BV Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the BV Closing, of each of the following conditions:

(a)                                 All conditions set forth in Section 6.01 of the MTA shall have been satisfied.

(b)                                 BV Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in

Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and BV Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02                            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the BV Closing, of each of the following conditions:

(a)                                 The representations and warranties of BV Seller contained in Article III shall be true and correct in all material respects as of the BV Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a) and Section 3.22 shall be true and correct in all respects.

(b)                                 BV Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the BV Closing Date.

(c)                                  Buyer shall have received a certificate, dated the BV Closing Date and signed by a duly authorized officer of BV Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d)                                 Buyer shall have received the BV Shares by execution of the Deed of Transfer as set forth in Section 2.04(d).

(e)                                  From and after the date of this Agreement to the BV Closing Date, there shall have not been a Material Adverse Effect.

(f)                                   All closing conditions contained in the MTA to which Buyer’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

Section 6.03                            Conditions to Obligations of BV Seller.  The obligations of BV Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BV Seller’s waiver, at or prior to the BV Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the BV Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 4.01 and Section 4.02(a) shall be true and correct in all respects.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the BV Closing Date; provided, however, that Buyer shall have complied in all respects with its obligations under Section 2.04(b)(i).

(c)                                  BV Seller shall have received the payment described in Section 2.04(b)(i).

(d)                                 All closing conditions contained in the MTA to which the Company’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(e)                                  BV Seller shall have received a certificate, dated the BV Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04                            Frustration of Closing Conditions.  Neither Buyer nor BV Seller may, for the purposes terminating this Agreement pursuant to Article VIII hereof, rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of its covenants to cause the BV Closing to occur required by Section 5.06 and Section 5.07.

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Sole and Exclusive Remedy.  BV Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Article VII of the MTA (subject to the terms and conditions thereof, including Section 7.04 of the MTA).  Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII of the MTA.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII of the MTA.  Nothing in this Section 7.01 shall limit any Person’s right to seek and obtain any equitable relief to which any such Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of allegations of fraud by any Person in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01                            Termination.  This Agreement shall be terminated at any time prior to the BV Closing in the event the MTA is terminated in accordance with Article VIII thereof.  This Agreement may be terminated by either party hereto at any time prior to the BV Closing, by giving written notice of such termination to the other party if there has been a breach of any representation, warranty or covenant made by such other party in this Agreement (a) such that, (i) with respect to a breach by the BV Seller, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied if it remained uncured, and (ii) with respect to Buyer, the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied if it remained uncured, and (b) if such breach is curable, which is not cured within twenty (20) days after the giving of written notice thereof; provided, however, that the party giving notice is not, itself, in material breach of its representations, warranties or covenants under this Agreement.

Section 8.02                            Effect of Termination.  Any termination of this Agreement pursuant to Section 8.01 shall be effective immediately as of termination of the MTA in accordance with its terms or upon notice to BV Seller, as applicable.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article VIII, Section 5.05 and Article IX hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for fraud or willful and material breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, shall be paid in accordance with Section 9.01 of the MTA.

Section 9.02                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given and effective in accordance with Section 9.02 of the MTA.  All notices to be delivered by or to BV Seller hereunder shall be effective if given by or to the Company in accordance with Section 9.02 of the MTA.

Section 9.03                            Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as in effect as of the date hereof, and any regulations promulgated thereunder.  References herein to “$” shall mean U.S. Dollars.  References made to BV Seller complying with the obligations under the MTA shall mean that BV Seller shall comply with the Company’s obligations under the MTA (including by causing its Subsidiaries to comply with such obligations) as if it were a party thereto, including obligations relating to BV Seller as a member of the Company Group.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any reference to documents or materials having been “provided to” or “made available to” (or words of similar import) Buyer by BV Seller shall be satisfied by the inclusion of such materials in the Data Room made accessible to Buyer in connection with the negotiation of this Agreement at least two (2) Business Days prior to the date hereof.  The inclusion of any matter disclosed in any section of the Disclosure Schedule to this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as such disclosed matter provides a reasonable indication that the matter applies to another section of the Disclosure Schedule.  Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by BV Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.04                            Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06                            Entire Agreement.  This Agreement and the Exhibits and the Disclosure Schedule hereto, together with the MTA and the Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the provisions of this Agreement, the Exhibits, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) and the MTA, the provisions of the MTA will control.

Section 9.07                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Buyer may assign any of its rights under this Agreement to any of its Affiliates (so long as the Buyer remains obligated hereunder) or to its lenders as collateral security or any acquirer of the Business without the consent of any other Parties hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08                            No Third-Party Beneficiaries.  Except as provided in Section 5.05, this Agreement is for the sole benefit of the parties hereto and the members of the Company Group and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09                            Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and the legal relations between the parties hereto and thereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO OR THERETO MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11                            Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that BV Seller shall not be entitled to seek specific performance of the obligation of Buyer to consummate the transactions contemplated by this Agreement and the only remedy of BV Seller for any such failure shall be the right to bring an action for payment of the Termination Fee.

Section 9.12                            Counterparts; Delivery by Fax or E-Mail Attachment.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE INTERNATIONAL BV

By
Name:
Title:

CTP TRANSPORTATION PRODUCTS, LLC

By
Name:
Title:

[Signature Page to BV SPA]